Exhibit 99.1

Contacts:	Michael Mitchell (Media)	Dexter Congbalay (Investors)
	+1-847-943-5678	+1-847-943-5454
	news@mdlz.com	ir@mdlz.com

Mondelēz International Announces Early Tender

Results for Cash Tender Offer; Increases the

Maximum Amount and Tender Cap

DEERFIELD, Ill. – Jan. 24, 2014 – Mondelēz International, Inc. today announced the early tender results as of 5:00 p.m. Eastern time on January 23, 2014 (the “Early Tender Deadline”) for its previously announced cash tender offer (the “Tender Offer”) for a portion of its 6.500% Notes due 2040 (the “Priority 1 Notes”), 7.000% Notes due 2037 (the “Priority 2 Notes”), 6.875% Notes due 2038 (the “Priority 3 Notes”), 6.875% Notes due 2039 (the “Priority 4 Notes”) and 6.500% Notes due 2031 (the “Priority 5 Notes” and, together with the Priority 1 Notes, the Priority 2 Notes, the Priority 3 Notes and the Priority 4 Notes, the “Notes”).

The principal amount of each series of Notes that were validly tendered and not validly withdrawn in the Tender Offer as of the Early Tender Deadline are outlined in the table below.

Title of Security	CUSIP Number	Tender Cap	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Aggregate Principal Amount Tendered	Percent of Amount Outstanding Tendered
6.500% Notes due 2040	50075NAZ7	$534,883,000	1	$2,212,494,000	$1,741,526,000	78.71%
7.000% Notes due 2037	50075NAR5	N/A	2	$564,488,000	$393,223,000	69.66%
6.875% Notes due 2038	50075NAT1	N/A	3	$709,508,000	$381,532,000	53.77%
6.875% Notes due 2039	50075NAW4	N/A	4	$515,948,000	$250,366,000	48.53%
6.500% Notes due 2031	50075NAC8	N/A	5	$578,973,000	$137,180,000	23.69%

The company announced that it has amended the terms of the Tender Offer and that the “Maximum Amount” for the Notes is being increased from $1,000,000,000 to $1,560,004,000. Additionally, the aggregate principal amount of the Priority 1 Notes that the company will purchase in the Tender Offer is being increased from $500,000,000 to $534,883,000. All other terms of the Tender Offer, as previously announced, remain unchanged.

Subject to the terms and conditions of the Tender Offer, the company expects that it will accept for purchase Notes validly tendered and not validly withdrawn prior to the Early Tender Deadline in an aggregate principal amount equal to the Maximum Amount. The settlement for the Notes accepted by the company in connection with the Early Tender Deadline is currently expected to take place on January 27, 2014 (the “Settlement Date”). The Notes tendered pursuant to the Tender Offer may no longer be withdrawn, unless otherwise required by law.

The Tender Offer will expire at 11:59 p.m., Eastern time, on February 6, 2014, unless extended (the “Expiration Time”). However, as the company intends, subject to the terms and conditions of the Tender Offer, to accept for purchase the Maximum Amount on the Settlement Date, further tenders of Notes prior to the Expiration Time will not be accepted for purchase. The Tender Offer is not conditioned upon any minimum amount of Notes being tendered, and the Tender Offer may be amended, extended, terminated or withdrawn in whole or with respect to one or more series of Notes. The amounts of each series of Notes that are purchased on the Settlement Date will be determined in accordance with the acceptance priority levels and the proration procedures described in the Offer to Purchase. It is expected that the Priority 1 Notes will be subject to a proration factor of approximately 30.7 percent.

The company’s obligation to accept for purchase, and to pay for, any Notes validly tendered (and not validly withdrawn) and accepted for purchase pursuant to the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described in the Offer to Purchase under the heading “Terms of the Tender Offer—Conditions to the Tender Offer”.

The Tender Offer, as amended hereby, is being made pursuant to an Offer to Purchase, dated January 9, 2014 (the “Offer to Purchase”) and related Letter of Transmittal (the “Letter of Transmittal”), which set forth a description of the other terms and conditions of the Tender Offer.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities nor is this press release an offer to sell or a solicitation of an offer to buy securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The Tender Offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase and the Letter of Transmittal, as amended hereby.

Barclays Capital Inc., RBS Securities Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co., HSBC Securities (USA) Inc. and UBS Securities LLC are serving as Lead Dealer Managers for the Tender Offer. Questions regarding the Tender Offer may be directed to Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect) or to RBS Securities Inc. at (877) 297-9832 (toll-free) or (203) 897-6145 (collect). Requests for the Offer to Purchase or the Letter of Transmittal or the documents incorporated by reference therein may be directed to Global Bondholder Services Corporation, which is acting as Tender and Information Agent for the Tender Offer, at the following telephone numbers: banks and brokers, 212-430-3774; all others toll free at 866-924-2200.

About Mondelēz International

Mondelēz International, Inc. (NASDAQ: MDLZ) is a global snacking powerhouse, with 2012 revenue of $35 billion. Creating delicious moments of joy in 165 countries, Mondelēz International is a world leader in chocolate, biscuits, gum, candy, coffee and powdered beverages, with billion-dollar brands such as Cadbury, Cadbury Dairy Milk and Milka chocolate, Jacobs coffee, LU, Nabisco and Oreo biscuits, Tang powdered beverages and Trident gum. Mondelēz International is a proud member of the Standard and Poor’s 500, NASDAQ 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com and www.facebook.com/mondelezinternational.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words, and variations of words, such as “will,” “intend,” “expect” and similar expressions are intended to identify our forward-looking statements, including, but not limited to, statements about the terms and conditions of, and completion of, the tender offer. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause our actual results to differ materially from those indicated in our forward-looking statements. Please also see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our most recently filed Annual Report on Form 10-K. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.

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